                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Anacomp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [ANACOMP (LOGO)]

                                 ANACOMP, INC.
                          11550 NORTH MERIDIAN STREET
                                 P.O. BOX 40888
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 844-9666

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     The 1998 Annual Meeting ("Annual Meeting") of Shareholders of Anacomp, Inc. ("Anacomp" or the "Company"), will be held at the Company's offices located at 12365 Crosthwaite Circle, Poway, California, on February 9, 1998, at 8:30 a.m. for the following purposes:

          1. To elect seven directors for a one-year term.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     If you do not expect to attend the meeting, please sign, date and return the enclosed proxy in the enclosed return envelope to which no postage need be affixed if mailed in the United States.

     Only shareholders of record at the close of business on December 19, 1997, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. In the event there are not sufficient votes for approval of one or more of the above matters at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                          By order of the Board of Directors,

                                          Richard D. Jackson
                                            Co-Chairman of the Board

                                          Lewis Solomon
                                            Co-Chairman of the Board

Dated: December 31, 1997
Indianapolis, Indiana

                             PLEASE SIGN AND RETURN
                               THE ENCLOSED PROXY

                                 ANACOMP, INC.
                          11550 NORTH MERIDIAN STREET
                                 P.O. BOX 40888
                          INDIANAPOLIS, INDIANA 46240
                                 (317) 844-9666
                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 9, 1998
                             ---------------------

                                PROXY STATEMENT
                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
                             ---------------------

     This Proxy Statement is furnished to the holders (the "Shareholders") of Common Stock, par value $.01 per share (the "Common Stock") of Anacomp, Inc., an Indiana corporation (the "Company"), by the Board of Directors in connection with the solicitation of proxies to be used in voting at the 1998 Annual Meeting of Shareholders to be held on February 9, 1998 at the Company's offices located at 12365 Crosthwaite Circle, Poway, California, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are being mailed to Shareholders is January 5, 1998.

     The enclosed proxy is solicited by the Board of Directors of the Company. A person giving a proxy has the power to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company or by attending the Annual Meeting and voting in person. The proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Shareholders with respect to the proposals listed thereon. IF A CHOICE IS NOT MADE WITH RESPECT TO THE PROPOSALS, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES. IF ANY OTHER MATTERS SHOULD BE PRESENTED AT THE ANNUAL MEETING, THE HOLDERS OF THE PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE VIEWS OF A MAJORITY OF THE DIRECTORS.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, and such inspectors will determine whether or not a quorum is present. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock in the aggregate constitutes a quorum for the transaction of business. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If a quorum exists, action on any matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action. Directors shall be elected by a plurality of the votes properly cast. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The cost of this solicitation will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may communicate with Shareholders personally or by mail, telephone, telegram or otherwise for the purpose of soliciting such proxies. The Company has also retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of proxies from individual shareholders, brokerage firms, banks and institutional holders of shares. The fee for such services is $3,500 plus expenses. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses in forwarding solicitation material to beneficial owners of shares held of record by such brokers or nominees. A copy of the Company's Annual Report to Shareholders accompanies this Proxy Statement. THE COMPANY WAS REQUIRED TO FILE AN ANNUAL REPORT FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1997 ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). A COPY OF THE FORM IS INCLUDED WITH THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS. SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPLETE EXHIBITS TO THE

FORM 10-K BY WRITING TO ANACOMP, INC., 11550 N. MERIDIAN STREET, P.O. BOX 40888, INDIANAPOLIS, INDIANA 46240.

                               VOTING SECURITIES

     As of December 19, 1997, the record date for the determination of Shareholders entitled to notice of and to vote at the meeting, there were 13,828,261 shares of Common Stock issued and outstanding. All amounts listed herein for shares of Common Stock of the Company and for prices for such shares have been adjusted for all stock dividends and stock splits declared. Each such share of Common Stock is entitled to one vote on all matters.

          SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by each director and named executive officer, by all directors and executive officers of the Company as a group and by certain other beneficial owners of more than 5% of any class of the Company's voting securities as of December 15, 1997, unless otherwise noted. Each such person has sole voting and dispositive power with respect to such securities, except as otherwise indicated.

                        DIRECTORS AND EXECUTIVE OFFICERS

                                                               SHARES OF STOCK      PERCENT
NAME                                                          BENEFICIALLY OWNED    OF CLASS
----                                                          ------------------    --------
P. Lang Lowrey, III.........................................                0          0.0%
Ralph W. Koehrer............................................            8,000          0.1
Talton R. Embry.............................................                0(a)       0.0
Darius W. Gaskins, Jr.......................................           12,813(b)       0.1
Jay P. Gilbertson...........................................           10,000(c)       0.1
Richard D. Jackson..........................................           12,830(d)       0.1
George A. Poole, Jr.........................................           15,000(e)       0.1
Lewis Solomon...............................................           20,813(f)       0.2
Thomas R. Simmons...........................................                0          0.0
Donald L. Viles.............................................            6,337(g)       0.0
Gary M. Roth................................................            1,250(h)       0.0
Ray M. Dicasali.............................................            6,250(i)       0.0
All directors and executive officers of the Company as a
  group (25 persons)........................................          129,550(j)       0.9

                                  OTHER BENEFICIAL HOLDERS
Magten Asset Management Corp................................        4,753,748(k)      34.4%
  35 East 21st Street
  New York, NY 10010
Franklin Resources, Inc.....................................        1,444,670(l)      10.4%
  777 Mariners Island Blvd.
  San Mateo, CA 94403
Merrill Lynch & Co., Inc....................................        1,407,670(m)      10.2%
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10281
State Street Research & Management Company..................        1,036,505(n)       7.5%
  One Financial Center
  Boston, MA 02111

---------------

(a) Mr. Embry is a director, executive officer and sole stockholder of Magten Asset Management Corp., a registered investment advisor ("Magten"). Mr. Embry may be deemed to be the beneficial owner of shares owned by Magten and its investment advisory clients as discussed in Note (k) below. Mr. Embry, as trustee of four pension trusts for the benefit of current and former employees of Magten (including himself), also has sole voting power and dispositive power with respect to 153,083 shares of Common Stock held by such trusts and sole voting and investment power with respect to 2,612 shares of Common Stock held by his minor children. Mr. Embry disclaims beneficial ownership of all of the above shares.
(b)  Includes 10,813 shares issuable upon the exercise of stock options.
(c)  Represents 10,000 shares issuable upon the exercise of stock options.
(d)  Includes 10,000 shares issuable upon the exercise of stock options.
(e)  Includes 10,000 shares issuable upon the exercise of stock options.
(f)  Includes 10,813 shares issuable upon the exercise of stock options.
(g) Includes 42 shares issuable upon the exercise of the Company's Common Share Warrants and 6,250 shares issuable upon the exercise of stock options.
(h)  Represents 1,250 shares issuable upon the exercise of stock options.
(i)  Represents 6,250 shares issuable upon the exercise of stock options.
(j) Includes 49 shares issuable upon the exercise of the Company's Common Share Warrants and 94,126 shares issuable upon the exercise of stock options. Excludes shares beneficially owned by Mr. Embry, as to which Mr. Embry disclaims beneficial ownership. See Note (a) above.
(k) Magten may be deemed to be the beneficial owner of shares owned by its investment advisory clients. Magten has shared voting power (with its investment advisory clients and Mr. Embry) and shared dispositive power (with its investment advisory clients and Mr. Embry) with respect to 3,815,805 and 4,753,748, respectively, shares of the Common Stock. All of such shares, which in the aggregate represent 34.4% of the Company's voting securities, are beneficially owned by the investment advisory clients of Magten and for which Magten disclaims beneficial ownership. The following investment advisory clients of Magten have an interest in more than 5% of the shares of Common Stock: General Motors Employees Domestic Group Pension Trust, Hughes Master Retirement Trust, and Los Angeles Fire and Police Pension Systems -- Fund 2525.
(l) Franklin Resources, Inc. has sole voting power and shared dispositive power with respect to 1,444,670 shares of the Common Stock, for which Franklin disclaims beneficial ownership.
(m) Merrill Lynch & Co., Inc. has shared voting power and shared dispositive power with respect to 1,407,670 shares of the Common Stock, for which Merrill Lynch disclaims beneficial ownership.
(n) Includes 34,111 shares issuable upon the exercise of the Company's Common Share Warrants. State Street Research & Management Company is a wholly-owned subsidiary of Metropolitan Life Insurance Company. State Street and Metropolitan Life disclaim beneficial ownership of all of the above shares.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended September 30, 1997, one Section 16(a) filing was inadvertently filed late. The Company failed to file on a timely basis a report covering one transaction for Mr. Richard Jackson, a director.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     At the Annual Meeting seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. The shares represented by the proxies will be voted for the nominees of the Board of Directors named below, unless otherwise specified on the proxy. Pursuant to the provisions of the By-laws, the Board of Directors has fixed the number of directors at seven. All directors are elected annually.

     If any nominee becomes unavailable for any reason or a vacancy should occur before election (which events are not anticipated), the shares represented by the proxies may be voted for such other person as may be determined by the holders of such proxies in accordance with the view of a majority of the directors.

     The following table sets forth the name of each nominee for director, his principal occupation and five-year business history, the year in which he first served as a director of the Company and his age. With the exception of Mr. Koehrer, each of the nominees first became a director of the Company on June 4, 1996, the date of the Company's emergence from Chapter 11 bankruptcy.

                                                        PRINCIPAL                 INITIAL SERVICE
NAME AND AGE                                           OCCUPATION                  AS A DIRECTOR
------------                                           ----------                 ---------------
Ralph W. Koehrer, 52...................  President and Chief Executive Officer
                                           of the Company                              1997
Talton R. Embry, 51....................  Chairman and Chief Investment Officer,
                                           Magten Asset Management Corp.               1996
Darius W. Gaskins, Jr., 58.............  Partner, High Street Associates, Inc.         1996
Jay P. Gilbertson, 37..................  President, Chief Financial Officer and
                                           Co-Chief Operating Officer, HBO &
                                           Company                                     1996
Richard D. Jackson, 60.................  Co-Chairman of the Board, Consultant          1996
George A. Poole, Jr., 66...............  Private investor                              1996
Lewis Solomon, 64......................  Co-Chairman of the Board, Chairman,
                                           G & L Investments                           1996

     Ralph W. Koehrer was elected President, Chief Executive Officer and Director (effective May 1, 1997) on April 29, 1997 and President and Chief Operating Officer (effective January 6, 1997) on December 10, 1996. Prior to joining the Company, Mr. Koehrer was with Automatic Data Processing, Inc. ("ADP") for eleven years, most recently as Corporate Vice President of ADP and as President of ADP's Information and Processing Services division.

     Talton R. Embry has served as a director since June 4, 1996. Mr. Embry has been Chairman and Chief Investment Officer of Magten Asset Management Corporation, which is an investment advisory firm, since 1978. Mr. Embry is also a director of Combined Broadcasting, Inc., BDK Holdings, Inc. and Thermadyne Holdings Corp.

     On September 9, 1993, Magten and Talton R. Embry, without admitting or denying the allegations in a complaint by the Securities and Exchange Commission, consented to the entry of judgments enjoining them from violating (and, in the case of Mr. Embry, aiding and abetting violations of) anti-fraud and other provisions of the Exchange Act, the Investment Advisor's Act of 1940 and the Investment Company Act of 1940. The final judgment to the action, Securities and Exchange Commission v. Talton R. Embry and Magten Asset Management Corp., 93 Civ. 6294 (LMM) (filed September 9, 1993 S.D.N.Y.), was entered on September 14, 1993.

     The Commission's complaint alleged principally that Mr. Embry failed to advise his clients of certain personal and proprietary trades relevant to the clients' holdings and to comply with certain reporting requirements. As part of the settlement, Mr. Embry made a $1 million payment for the benefit of certain of Magten's clients.

     At the same time, Mr. Embry, without admitting or denying the allegations in an order filed by the Commission, settled a parallel Commission administrative action against Mr. Embry. The administrative proceeding, the Matter of Talton R. Embry, Administrative Proceeding File No. 3-8153, was commenced by the Commission on September 16, 1993. In the settlement, Mr. Embry agreed to the appointment, for a period of five years, of an independent consultant approved by the Commission to oversee Mr. Embry's personal securities transactions and to conduct biannual compliance audits of Magten. Gerald Rath, Esq. of the law firm of Bingham Dana & Gould, Boston, Massachusetts, has been appointed and approved as the independent consultant.

     On April 28, 1995, a Revco Drug Stores, Inc. shareholder, suing derivatively on behalf of Revco, filed a complaint in U.S. District Court for the Southern District of New York which named Magten, Mr. Embry (a former director and Co-Chairman of Revco), certain of Magten's clients, and Revco as defendants. The complaint alleges that Magten's clients violated the "short swing profits" law, Section 16(b) of the Exchange Act, by selling shares issued by Revco in a July, 1994, offering within six months of that offering. Magten's attorneys filed a motion for summary judgment because the allegedly violative conduct is expressly exempted from the "short swing profits" law. On February 6, 1996, the District Court dismissed the action in its entirety. On February 22, 1996, the plaintiff appealed the District Court's decision. On January 7, 1997, the Second Circuit Court of Appeals affirmed the District Court's opinion dismissing the derivative action brought in connection with the purchase and sale of Revco stock.

     On February 26, 1996, Magten and the Maryland Securities Commissioner entered into a consent order whereby Magten paid a fine of $1,500. The Maryland Securities Commissioner alleged that Magten effected investment advisory transactions in Maryland prior to its registration as a Maryland investment adviser. Magten is currently registered as an investment adviser in Maryland, and its activities are not restricted.

     Darius W. Gaskins, Jr. has served as a director since June 4, 1996. Mr. Gaskins has been a partner of High Street Associates, Inc. since 1991. Mr. Gaskins also serves as a director of UNR Industries, Inc., Northwestern Steel and Wire Company and Sapient, Inc.

     Jay P. Gilbertson has served as a director since June 4, 1996. Mr. Gilbertson was elected President (as a member of the Office of the President), Chief Financial Officer and Co-Chief Operating Officer of HBO & Company ("HBO") on November 11, 1997. He has been the Chief Financial Officer of HBO since April 1993. From December 1991 to April 1993, he served as Corporate Controller of HBO.

     Richard D. Jackson has served as a director since June 4, 1996. He was elected Vice Chairman of the Board of Directors on June 4, 1996 and Co-Chairman effective May 1, 1997. Mr. Jackson has been a consultant since 1995. He joined First Financial Management Corporation in 1993 as Chief Operating Officer and Senior Executive Vice President and was elected Vice Chairman in February, 1995, a position he held until August, 1995. From 1990 to 1993, Mr. Jackson served as Vice Chairman and Chief Executive Officer of the Georgia Federal Bank. Mr. Jackson also serves as a director of Schweitzer-Mauduit International, Inc. and Simione Central Holdings, Inc.

     George A. Poole, Jr. has served as a director since June 4, 1996. Mr. Poole has been a private investor for more than the past five years and serves as a director of U.S. Home Corporation and The Bibb Company.

     Lewis Solomon has served as a director since June 4, 1996 and was elected Lead Director on that date. He was elected Co-Chairman effective May 1, 1997. Mr. Solomon has been Chairman of G&L Investments for the past five years. He also serves as a director of Anadigics, Inc., Computer Products, Inc. and Microelectronic Packaging, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight meetings in the fiscal year ended September 30, 1997. No incumbent director attended less than 75% of the meetings held by the Board of Directors and the committees on which he served. The Board of Directors of the Company has an Audit Committee, a Compensation Committee, and an Executive Committee. The Board of Directors does not have a Nominating Committee but has assigned the functions of such a Committee to the Compensation Committee.

     The members of the Company's Audit Committee during the fiscal year ended September 30, 1997 were Messrs. Poole (Chairman of the Committee), Gilbertson and Solomon. The Audit Committee met six times during the fiscal year ended September 30, 1997. The principal duties assigned to the Audit Committee are to recommend to the Board of Directors the accounting firm to be selected as independent accountants of the Company and to meet with the Company's independent accountants after completion of the annual audit and their rendering of their opinion as a result thereof, to discuss their comments thereon and the Company's accounting methods and procedures as the Audit Committee deems appropriate.

     The members of the Company's Compensation Committee during the fiscal year ended September 30, 1997 were Messrs. Embry (Chairman of the Committee), Gaskins and Jackson. The Compensation Committee met five times during the fiscal year ended September 30, 1997. The Compensation Committee determines the compensation and benefits of the Chief Executive Officer and other executive officers of the Company. It is also responsible for evaluating the performance of existing members of the Board of Directors and for making recommendations on new candidates for membership on the Board. The Compensation Committee also oversees the Company's stock option, employee stock purchase, and other stock-based plans.

     The members of the Company's Executive Committee during the fiscal year ended September 30, 1997 were Messrs. Jackson (Chairman of the Committee), Lowrey (until April 30, 1997), Koehrer (from May 1, 1997) and Solomon. The Executive Committee met seventeen times during the fiscal year ended September 30, 1997. The Executive Committee has and may exercise all the powers of the Board of Directors during the intervals between meetings of the Board. It is also responsible for reviewing possible acquisitions, mergers, joint ventures, partnerships and other entries into new technologies.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $1,250 for each directors' and committee meeting attended, $1,000 for each directors' and committee meeting attended by telephone, and an annual retainer of $12,500. Employee directors receive no fees. Each of the non-employee directors was granted options in November, 1996, to purchase 5,000 shares of Common Stock and again in February, 1997, to purchase 20,000 shares of Common Stock. In addition, effective June 4, 1996, the non-employee members of the Executive Committee received a retainer of $40,000 per year, payable $10,000 per quarter. With their election as co-chairmen effective May 1, 1997, the retainer increased to $60,000 per year, payable $15,000 per quarter. Each of the co-chairmen also received an additional option to purchase 25,000 shares of Common Stock. Each of the directors may elect to receive his annual retainer in options to purchase Common Stock in lieu of cash.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and the other four most highly compensated executive officers all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended September 30, 1997, 1996 and 1995, except as may otherwise be specifically noted.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                         ANNUAL COMPENSATION             AWARDS
                                                   --------------------------------   ------------
                                                                       OTHER ANNUAL      STOCK        ALL OTHER
                                          FISCAL   SALARY     BONUS    COMPENSATION     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                YEAR      ($)       ($)        ($)(1)         (#)(7)          ($)
---------------------------               ------   -------   -------   ------------   ------------   ------------
P. Lang Lowrey, III.....................   1997    500,000   268,000      88,888(2)      60,000       1,000,000(8)
  Chairman of the Board, Chief             1996    450,000   742,152     136,557(3)      40,000               0
  Executive Officer (until April 30,       1995    289,692    87,750          --        375,000               0
  1997)
  and President (until January 5, 1997)
Ralph W. Koehrer........................   1997    200,077   109,878     152,201(4)     157,500               0
  President (effective January 6,          1996         --        --          --             --              --
  1997), Chief Executive Officer and       1995         --        --          --             --              --
  Director (effective May 1, 1997)
Thomas R. Simmons.......................   1997    206,500    86,993      47,063(5)           0          64,920(9)(10)(11)
  Senior Vice President and                1996    206,500    41,595          --         25,000           3,303(10)(11)
  General Manager, CED Cluster             1995    206,500    66,374          --              0           1,680(11)
Donald L. Viles.........................   1997    168,000   105,731          --              0           1,000(10)
  Executive Vice President and             1996    157,446    45,980          --         25,000           1,000(10)
  Chief Financial Officer                  1995    167,846     5,000          --              0               0
Gary M. Roth............................   1997    156,615   108,472          --              0           1,000(10)
  Senior Vice President and                1996    140,000    29,150          --         25,000           1,000(10)
  General Manager, Magnetics Cluster       1995    133,000    65,835          --         42,595               0
Ray L. Dicasali.........................   1997    166,380    84,974          --              0               0
  Senior Vice President and                1996     75,389    12,500      80,817(6)           0               0
  Chief Technology Officer                 1995         --        --          --             --              --

---------------

     (1) Except as noted below, the aggregate amount of perquisites and other personal benefits, securities or property, given to each Named Executive Officer valued on the basis of aggregate incremental cost to the Company did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer during fiscal 1997, 1996 and 1995.
     (2) Includes $47,456 in relocation expenses, $34,827 in income tax assistance for certain relocation expense reimbursements and $6,605 for tax planning.
     (3) Includes $63,894 in temporary relocation expenses and $62,410 in income tax assistance for certain relocation expense reimbursements.
     (4) Includes $1,093 in relocation expenses, $1,108 in income tax assistance for certain relocation expense reimbursements and $150,000 for a relocation bonus.
     (5) Includes $1,000 for tax planning and $46,063 in income from the exercise of a stock option.
     (6) Includes $36,952 in relocation expenses, $31,365 in income tax assistance for certain relocation expense reimbursements and $12,500 for a relocation bonus.
     (7) All stock option grants prior to June 4, 1996 were cancelled as of that date.
     (8)  Represents severance payment (see "Executive
          Compensation -- Employment Contracts -- P. Lang Lowrey" below).
     (9) Includes $35,000 in loan forgiveness and $26,900 in income tax assistance for loan forgiveness.
     (10) These figures include the following contributions made by the Company to the Anacomp Savings Plus Plan for fiscal 1997 and fiscal 1996: for Mr. Simmons, Mr. Viles and Mr. Roth, $1,000 each per year.
     (11) Includes $2,020 in imputed interest in fiscal 1997, $2,303 in fiscal 1996 and $1,680 in fiscal 1995, on Mr. Simmons' loan from the Company. The interest is calculated on the basis of the applicable federal rate computed by the Internal Revenue Service.

STOCK OPTIONS

     As indicated in the Summary Compensation Table, stock option grants were made to the Named Executive Officers during fiscal 1997. The following table sets forth additional information concerning said grants during fiscal 1997.

                          OPTION GRANTS IN FISCAL 1997

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                                  ASSUMED ANNUAL RATES OF
                                       % OF TOTAL                                                 STOCK PRICE APPRECIATION
                                        OPTIONS                                                      FOR 10-YEAR OPTION
                                       GRANTED TO     EXERCISE    GRANT-DATE                             TERM(4)(5)
                                       EMPLOYEES       PRICE     MARKET PRICE   EXPIRATION   ----------------------------------
        NAME           GRANTED (#)   IN FISCAL YEAR    ($/SH)       ($/SH)         DATE       0% ($)      5% ($)      10% ($)
        ----           -----------   --------------   --------   ------------   ----------   --------   ----------   ----------
                                                                                             $  15.50   $  24.2479   $  40.2031

P. Lang Lowrey, III..    60,000(1)        7.52        $  7.95      $  7.95      09/30/2006    453,000    1,037,874    1,935,186
Ralph W. Koehrer.....    85,000(2)       10.66         8.4375       8.4375      01/06/2007    600,312    1,428,884    2,700,076
                         72,500(3)        9.09        12.3750      12.3750      05/01/2007    226,562      933,285    2,017,537
Thomas R. Simmons....         0              0             --           --              --          0            0            0
Donald L. Viles......         0              0             --           --              --          0            0            0
Gary M. Roth.........         0              0             --           --              --          0            0            0
Ray L. Dicasali......         0              0             --           --              --          0            0            0

---------------

(1) All the options granted vest on 9/30/00.
(2) All the options granted vest on 1/5/00.
(3) Of the options granted, 1/3 vest on 5/1/98, 1/3 on 5/1/99 and 1/3 on 5/1/00.
(4) The figures shown are potential future undiscounted values based on actual option term and annual compounding at the applicable rate. Potential realizable value equals stock price at end of option term less exercise price, times the number of options granted.
(5) If the assumed annual rate of stock price appreciation of 0%, 5%, or 10% per year should occur, the market value per share of Common Stock at the end of the ten-year option term would be $15.50, $25.2479, or $40.2031, as the case may be.

     The following table sets forth information regarding all options exercised during fiscal 1997 or held at September 30, 1997 by the Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                            AND FY-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                OPTIONS AT FY-END       IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED        VALUE        (#) EXERCISABLE/               FY-END ($)
          NAME              ON EXERCISE (#)     REALIZED($)       UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE(1)
          ----             ------------------   -----------   ---------------------   ----------------------------
P. Lang Lowrey, III......            0                 0       10,000/ 90,000          $108,700/$326,100
Ralph W. Koehrer.........            0                 0            0/157,500                 0/ 826,874
Thomas R. Simmons........        6,250            67,937            0/ 18,750                 0/ 203,812
Donald L. Viles..........            0                 0        6,250/ 18,750            67,937/ 203,812
Gary M. Roth.............            0                 0        6,250/ 18,750            67,937/ 203,812
Ray Dicasali.............            0                 0        6,250/ 18,750            67,937/ 203,812

---------------

(1) Based on the September 30, 1997 closing price of $15.50 on The NASDAQ Stock Market -- Composite Transactions of the Company's Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Messrs. Embry, Gaskins and Jackson, none of whom are employees of the Company.

EMPLOYMENT CONTRACTS

     Each of the Named Executive Officers is a party to an employment agreement with the Company. Set forth below is a brief description of each such agreement.

     P. Lang Lowrey, III. Mr. Lowrey resigned as Chairman of the Board, Chief Executive Officer and Director effective April 30, 1997. Mr. Lowrey entered into a consulting agreement with the Company, effective as of May 1, 1997, with a term through September 30, 2000, which among other things, terminated, and provided for the payment of a $1 million severance allowance pursuant to, the Amended and Restated Employment Agreement, effective October 1, 1996, between Mr. Lowrey and the Company. Pursuant to his consulting agreement, Mr. Lowrey provided consulting services to the Company under the direction of the Chief Executive Officer on a full-time basis through the end of fiscal 1997 and will provide consulting services for up to 80 hours per month in fiscal 1998. Mr. Lowrey's compensation plan for fiscal 1998 is composed of (a) a base consulting fee of $150,000 and (b) a maximum annual bonus opportunity of $100,000. Mr. Lowrey also entered into a covenant not to compete with the Company for a period of one year following any termination of the consulting agreement and not to solicit the Company's customers for a period of two years following any termination of the consulting agreement.

     Ralph W. Koehrer. Mr. Koehrer entered into an employment agreement with the Company, effective October 1, 1997, with an initial term of three years and which is automatically renewable thereafter for additional one-year terms. Mr. Koehrer also entered into a covenant not to compete with the Company while an employee, or as a consultant to the Company after any termination of employment, and not to solicit the Company's customers for a period of two years following any termination of employment.

     Mr. Koehrer's compensation plan for fiscal 1998 is comprised of (a) a base salary of $400,000; (b) an area profit bonus of $66,667 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's adjusted net income; (c) an area revenue bonus of $106,667 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's total revenue;
(d) an asset management bonus of $40,000 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $53,333 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

     Mr. Koehrer's employment agreement further provides that, in the event of a merger or consolidation where the Company is not the surviving company, or a transfer of all or substantially all of the Company's assets, in either case if the surviving or transferee company does not agree to be bound by the terms of the employment agreement, or in the event of a change in control of the Company, Mr. Koehrer may elect to treat his employment agreement as terminated and receive a severance allowance of the lesser of $1 million or his prior 24 months cash compensation, which shall be in addition to the regular compensation and benefits that he is entitled to receive up to the date on which his employment terminates. In addition, Mr. Koehrer is entitled to receive such severance allowance and the accelerated vesting of options under a variety of other circumstances, but excluding termination for cause, death or his voluntary resignation upon 90 days advance notice.

     Thomas R. Simmons. Mr. Simmons entered into a three-year employment agreement with the Company which expired on September 30, 1995, but which has been renewed for successive one-year terms with the current term expiring on September 30, 1998. He has also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment. During most of fiscal 1997, Mr. Simmons held the title of President -- U.S. Group.

     Mr. Simmons' compensation plan for fiscal 1998 is comprised of (a) a base salary of $206,500; (b) an area profit bonus of $27,800 paid quarterly based on actual quarterly performance versus quarterly quota for divisional EBIT; (c) an area revenue bonus of $44,477 paid quarterly based on actual quarterly performance versus quarterly quota for divisional revenue; (d) an asset management bonus of $16,679 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of

$22,238 paid quarterly based on the Company's attaining its quarterly EBIDTA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

     Mr. Simmons' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Simmons will receive a severance allowance equal to his prior twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Simmons is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

     Donald L. Viles. Mr. Viles entered into an employment agreement with the Company effective February 15, 1996 and which expires on September 30, 1998. He has also entered into a covenant not to compete with the Company for a period of one year following any termination of employment and not to solicit the Company's customers for a period of two years following any termination of employment.

     Mr. Viles' compensation plan for fiscal 1998 is comprised of (a) a base salary of $168,000; (b) an area profit bonus of $22,615 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's adjusted net income; (c) an area revenue bonus of $36,185 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's total revenue;
(d) an asset management bonus of $13,569 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $18,092 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

     Mr. Viles' employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company or a discontinuation of the Company's business, Mr. Viles will receive a severance allowance equal to his prior twenty-four months' compensation if he elects to treat any such occurrence as a termination of his agreement. Mr. Viles is also entitled to such severance allowance if he is terminated by mutual agreement or without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

     Gary M. Roth. Mr. Roth entered into an employment agreement with the Company effective October 1, 1992. The original term of the agreement expired on September 30, 1995 but it has been renewed for successive one-year terms with the current term expiring on September 30, 1998. He has also entered into a covenant not to solicit the Company's customers for a period of two years following any termination of employment. During fiscal 1997, Mr. Roth held the title of President -- International Group. He assumed his current position on October 1, 1997.

     Mr. Roth's compensation plan for fiscal 1998 is comprised of (a) a base salary of $174,850; (b) an area profit bonus of $23,538 paid quarterly based on actual quarterly performance versus quarterly quota for divisional EBIT; (c) an area revenue bonus of $37,660 paid quarterly based on actual quarterly performance versus quarterly quota for divisional revenue; (d) an asset management bonus of $14,123 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $18,830 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

     Mr. Roth's employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Roth will receive a severance allowance equal to his prior twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Roth is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

     Ray L. Dicasali. Mr. Dicasali entered into an employment agreement with the Company effective May 15, 1996 and which expires on September 30, 1998. He has also entered into a covenant not to solicit the Company's customers for a period of two years following any termination of employment.

     Mr. Dicasali's compensation plan for fiscal 1998 is comprised of (a) a base salary of $166,250; (b) an area profit bonus of $22,380 paid quarterly based on actual performance versus quarterly quota for the Company's adjusted net income;
(c) an area revenue bonus of $35,808 paid quarterly based on actual quarterly performance versus quarterly quota for the Company's total revenue; (d) an asset management bonus of $13,428 paid quarterly based on the Company's attaining its quarterly asset management targets; and (e) a corporate EBITDA bonus of $17,904 paid quarterly based on the Company's attaining its quarterly EBITDA goals. With the exception of the asset management bonus, all bonuses may be greater if goals are exceeded or less if goals are not attained.

     Mr. Dicasali's employment agreement provides that, in the event of a merger or consolidation or a transfer of substantially all of the Company's assets or a change in control of the Company, Mr. Dicasali will receive a severance allowance equal to twelve months' compensation if he is subsequently terminated without cause or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation. Mr. Dicasali is also entitled to such severance allowance if he is terminated without cause by the Company or if he deems a termination to have occurred due to a demotion, transfer or reduction in compensation.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     As discussed above, the employment agreements of Messrs. Lowrey, Koehrer, Simmons, Viles, Roth and Dicasali provide for certain payments in the event of a termination of employment or a change of control of the Company.

                              BOARD OF DIRECTORS'
                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") determines the compensation and benefits of the Chief Executive Officer and other executive officers of the Company and oversees the Company's stock option, employee stock purchase and other incentive programs. The Committee is composed solely of non-employee directors.

     The executive compensation policy of the Company, which is endorsed by the Committee, provides that a significant portion of the annual compensation of each executive officer relates to, and is contingent upon, the individual executive officer's performance. Accordingly, under the Committee's guidance, a significant portion of an executive officer's annual compensation is "at risk," at target levels during fiscal 1997 comprising approximately 35% (40% for the Chief Executive Officer) of total cash compensation.

     The Committee's goal is to set total cash compensation at levels required to attract and retain qualified persons in executive officer positions. To assist the Committee in this judgment, the Company retained the services of an outside consulting firm that compared levels of compensation of the Company's executive officers with compensation levels for officers of thirteen other companies selected as a peer group based on their line of business and size. The consulting firm has reported to the Company that the total compensation of the Company's executive officers is at or below the middle range of compensation levels of the companies in the executive compensation peer group.

     The companies in the executive compensation peer group are not the same as the companies included in the performance graph peer group. The Committee believes that the market for executive talent, and thus the companies appropriate for executive compensation comparisons, are different from the companies that may be alternative investments for shareholders.

     An executive officer's performance for purposes of compensation decisions is measured under the annual bonus plan against goals approved by the Committee at the beginning of the fiscal year. As a general principle during fiscal 1997, the bonus goals of the executive officers were tied 70% to a profit objective and 30% to a revenue objective, in most cases at levels providing incentive to the executive officer to achieve profit and revenue objectives higher than the prior fiscal year's actual results.

     P. Lang Lowrey's compensation as Chief Executive Officer until his resignation effective April 30, 1997, was structured in accordance with the executive compensation policy discussed above. As Chief Executive Officer, Mr. Lowrey's compensation was determined pursuant to an employment agreement, effective as of October 1, 1996, that provided for a base salary and target bonus set at the middle range based on the review of the executive compensation peer group. Pursuant to the employment agreement, Mr. Lowrey was paid a $1 million severance allowance upon his resignation. In order to provide for a smooth transition, effective May 1, 1997, Mr. Lowrey entered into a consulting agreement with the Company that provided for, among other things, the termination of his employment agreement and compensation as provided in his employment agreement for the remainder of the fiscal year. The terms of Mr. Lowrey's employment agreement and consulting agreement are described above under "Executive Compensation -- Employment Contracts -- P. Lang Lowrey."

     Prior to his election as Chief Executive Officer effective May 1, 1997, Ralph W. Koehrer's compensation as President and Chief Operating Officer was structured in accordance with the executive compensation policy discussed above and pursuant to an employment agreement, effective as of January 6, 1997. Upon his election as Chief Executive Officer, Mr. Koehrer's employment agreement was amended to increase his base salary and target bonus to a level less than that paid to the former chief executive officer, which the Company believes is in the middle range based on the review of the executive compensation peer group. The terms of Mr. Koehrer's employment agreement are described above under "Executive Compensation -- Employment Contracts -- Ralph W. Koehrer."

     In fiscal 1997, the Company adopted the Anacomp, Inc. 1997 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards and other stock-based awards. Pursuant to the Incentive Plan, the Company granted to the Named Executive Officers the options set forth under "Executive Compensation -- Option Grants in Fiscal 1997." According to the report of the consulting firm referred to above, the options issued to Messrs. Lowrey and Koehrer in fiscal 1997 were at or below the middle range of stock option incentive opportunities for chief executive officers of companies in the executive compensation peer group. The Committee believes that the Incentive Plan aligns the interests of executive officers with those of shareholders and, thus, promotes the creation and protection of shareholder value.

                                          Compensation Committee of the Board of
                                          Directors

                                          Talton R. Embry, Chairman
                                          Darius W. Gaskins, Jr.
                                          Richard D. Jackson

                               PERFORMANCE GRAPH

     The following graph and table depict the cumulative total Shareholder returns following an assumed investment of $100 in shares of the Company's Common Stock for the periods of September 30, 1992 through June 4, 1996 (the effective date of the Company's Third Amended Joint Plan of Reorganization) and June 5, 1996 through September 30, 1997 (subsequent to consummation of such Plan and emergence from bankruptcy). All shares of common stock, $.01 par value per share, outstanding on June 4, 1996 (shown to the left of the vertical bar on the graph), were cancelled on such date. The period shown on the graph to the right of the vertical bar represents the Company's current shares of Common Stock. Also presented below for comparison are the cumulative total shareholder returns of a like assumed investment and the reinvestment of all dividends for the same periods in each of the Standard and Poor's 500 Index (the "S&P 500") and the Standard and Poor's Computer Software and Services Index ("S&P Software and Services").

                           September 30,                                                   September 30,
                           -------------                                                   -------------

                  1992     1993     1994     1995     June 4, 1996      June 5, 1996      1996        1997
Anacomp           $100     $ 88     $ 92     $ 21         $  7              $100          $ 95        $178
S&P 500            100      113      117      152          177               100           102         143
S&P Software
 and Services      100      133      158      230          297               100           112         185

---------------

  All amounts rounded to nearest dollar.

* Daily returns for the S&P Software and Services Index are not computed. Data for June 4 and June 5 use the index as of May 31, 1996 as an estimation.

                            INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent accountant for its most recently completed fiscal year. Representatives of Arthur Andersen LLP have been invited to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to Shareholders' questions.

                             SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder intends to submit for consideration by the Shareholders at the next Annual Meeting of Shareholders of the Company must be received by the Company by September 1, 1998. Any such proposals should be sent to the Secretary of the Company at 12365 Crosthwaite Circle, Poway, California 92064.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which may come before the Annual Meeting of Shareholders. If any other business should come before the Meeting, the proxyholders intend to vote the proxies received in accordance with the business judgment of the proxyholders, and discretionary authority to do so is included in the accompanying form of Proxy.

                                          By Order of the Board of Directors,

                                          Richard D. Jackson
                                            Co-Chairman of the Board

                                          Lewis Solomon
                                            Co-Chairman of the Board
December 31, 1997

                                                                       APPENDIX

PROXY



                                 ANACOMP, INC.
                          11550 North Meridian Street
                                 P.O. Box 40888
                            Indianapolis, Indiana  46240


               PROXY FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints Ralph W. Koehrer and William C. Ater, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting then the action of such one to be in any event controlling), to vote all stock of the undersigned at the 1998 Annual Meeting of Shareholders of Anacomp, Inc., and at any adjournment thereof as follows:

                  This Proxy is continued on the reverse side.
              Please sign on the Reverse Side and Return Promptly.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS







-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                               Please mark
                                                              your votes as [X]
                                                               indicated in
                                                               this example.



                                        WITHHOLD
                                   FOR  FOR ALL
ITEM 1 - ELECTION OF DIRECTORS     [ ]   [ ]           ITEM 2 - To vote in accordance with the views of a majority of the Board of
         Messrs. T.R. Embry, D.W.                               Directors on the transaction of such other business as may properly
         Gaskins, Jr., J.P.                                     come before the meeting and any adjournment thereof.
         Gilbertson, R.D. Jackson,
         R.W. Koehrer, G.A. Poole,
         Jr., L. Solomon                               If you plan to attend the Meeting, please mark the box.      [ ]

         WITHHELD FOR: (Write that
         nominee's name in the
         space provided below)

         --------------------------



                                                                           The shares represented by this proxy will be voted as
                                                                           directed by the stockholder.  If no direction is made,
                                                                           this proxy will be voted for proposal 1.









Signature(s)                                                      Date
            ------------------------------------------------------    ---------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE